EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Lightbridge Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2023, relating to the consolidated financial statements of Lightbridge Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, P.C.

Philadelphia, Pennsylvania

September 28, 2023